Exhibit 10.1

UNITED STATES OF AMERICA

BEFORE THE

BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM

WASHINGTON, D.C.

Written Agreement by and between	)
) Docket No. 10-222-WA/RB-HC
NORTHERN CALIFORNIA BANCORP,	)
INC.	)
Monterey, California	)
)
and	)
)
FEDERAL RESERVE BANK OF	)
SAN FRANCISCO	)
San Francisco, California	)
)
)

WHEREAS, Northern California Bancorp, Inc., Monterey, California (“NCB”), a registered bank holding company, owns and controls Monterey County Bank, Monterey, California (the “Bank”), a state-chartered nonmember bank, and various nonbank subsidiaries;

WHEREAS, it is the common goal of NCB and the Federal Reserve Bank of San Francisco (the “Reserve Bank”) to maintain the financial soundness of NCB so that NCB may serve as a source of strength to the Bank;

WHEREAS, NCB and the Reserve Bank have mutually agreed to enter into this Written Agreement (the “Agreement”); and

WHEREAS, on October 28, 2010, the board of directors of NCB, at a duly constituted meeting, adopted a resolution authorizing and directing Charles T. Chrietzberg, Jr.  to enter into this Agreement on behalf of NCB, and consenting to compliance with each and every provision of this Agreement by NCB and its institution-affiliated parties, as defined in sections 3(u) and 8(b)(3) of the Federal Deposit Insurance Act, as amended (the “FDI Act”) (12 U.S.C. §§ 1813(u) and 1818(b)(3)).

NOW, THEREFORE, NCB and the Reserve Bank agree as follows:

Source of Strength

1.               The board of directors of NCB shall take appropriate steps to fully utilize NCB’s financial and managerial resources, pursuant to section 225.4(a) of Regulation Y of the Board of Governors of the Federal Reserve System (the “Board of Governors”) (12 C.F.R. § 225.4(a)), to serve as a source of strength to the Bank, including, but not limited to, taking steps to ensure that the Bank complies with the Consent Order entered into with the Federal Deposit Insurance Corporation (the “FDIC”) on September 1, 2010 and any other supervisory action taken by the Bank’s federal or state regulators.

Dividends and Distributions

2.       (a)       NCB shall not declare or pay any dividends without the prior written approval of the Reserve Bank and the Director of the Division of Banking Supervision and Regulation (the “Director”) of the Board of Governors.

(b)       NCB shall not directly or indirectly take dividends or any other form of payment representing a reduction in capital from the Bank without the prior written approval of the Reserve Bank.

(c)       NCB and its nonbank subsidiary shall not make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities without the prior written approval of the Reserve Bank and the Director.

(d)       All requests for prior approval shall be received by the Reserve Bank at least 30 days prior to the proposed dividend declaration date, proposed distribution on subordinated debentures, and required notice of deferral on trust preferred securities. All requests shall contain, at a minimum, current and projected information on NCB’s capital, earnings, and cash flow; the Bank’s capital, asset quality, earnings, and allowance for loan and lease losses; and identification of the sources of funds for the proposed payment or distribution. For requests to declare or pay dividends, NCB must also demonstrate that the requested declaration or payment of dividends is consistent with the Board of Governors’ Policy Statement on the Payment of Cash Dividends by State Member Banks and Bank Holding Companies, dated November 14, 1985 (Federal Reserve Regulatory Service, 4-877 at page 4-323).

Debt and Stock Redemption

3.       (a)       NCB and any nonbank subsidiary shall not, directly or indirectly, incur, increase, or guarantee any debt without the prior written approval of the Reserve Bank. All requests for prior written approval shall contain, but not be limited to, a statement regarding the purpose of the debt, the terms of the debt, and the planned source(s) for debt repayment, and an analysis of the cash flow resources available to meet such debt repayment.

(b)       NCB shall not, directly or indirectly, purchase or redeem any shares of its stock without the prior written approval of the Reserve Bank.

Cash Flow Projections

4.       Within 60 days of this Agreement, NCB shall submit to the Reserve Bank a written statement of its planned sources and uses of cash for debt service, operating expenses, and other purposes (“Cash Flow Projection”) for 2011. NCB shall submit to the Reserve Bank a

Cash Flow Projection for each calendar year subsequent to 2011 at least one month prior to the beginning of that calendar year.

Compliance with Laws and Regulations

5.       (a)       In appointing any new director or senior executive officer, or changing the responsibilities of any senior executive officer so that the officer would assume a different senior executive officer position, NCB shall comply with the notice provisions of section 32 of the FDI Act (12 U.S.C. § 1831i) and Subpart H of Regulation Y of the Board of Governors (12 C.F.R. §§ 225.71 et seq.).

(b)       NCB shall comply with the restrictions on indemnification and severance payments of section 18(k) of the FDI Act (12 U.S.C. § 1828(k)) and Part 359 of the Federal Deposit Insurance Corporation’s regulations (12 C.F.R. Part 359).

Progress Reports

6.       Within 30 days after the end of each calendar quarter following the date of this Agreement, the board of directors shall submit to the Reserve Bank written progress reports detailing the form and manner of all actions taken to secure compliance with the provisions of this Agreement and the results thereof, and a parent company only balance sheet, income statement, and, as applicable, report of changes in stockholders’ equity.

Communications

7.       All communications regarding this Agreement shall be sent to:

(a)       Mr. Ken Szyndel

Examining Manager

Banking Supervision & Regulation

Federal Reserve Bank of San Francisco

101 Market Street, Mail Stop 945

San Francisco, California 94105 5

(b)     Mr. Charles T. Chrietzberg, Jr.

Chairman of the Board and Chief Executive Officer

Northern California Bancorp, Inc.

602 Munras Avenue

Monterey, California 93940

Miscellaneous

8.       Notwithstanding any provision of this Agreement, the Reserve Bank may, in its sole discretion, grant written extensions of time to NCB to comply with any provision of this Agreement.

9.       The provisions of this Agreement shall be binding upon NCB and its institution-affiliated parties, in their capacities as such, and their successors and assigns.

10.     Each provision of this Agreement shall remain effective and enforceable until stayed, modified, terminated, or suspended in writing by the Reserve Bank.

11.     The provisions of this Agreement shall not bar, estop, or otherwise prevent the Board of Governors, the Reserve Bank, or any other federal or state agency from taking any other action affecting NCB, the Bank, any nonbank subsidiary of NCB, or any of their current or former institution-affiliated parties and their successors and assigns.

12.     Pursuant to section 50 of the FDI Act (12 U.S.C. § 1831aa), this Agreement is enforceable by the Board of Governors under section 8 of the FDI Act (12 U.S.C. § 1818).

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the 29th day of October, 2010.

NORTHERN CALIFORNA		FEDERAL RESERVE BANK
BANCORP, INC		OF SAN FRANCISCO

By:	/s/ Charles T. Chrietzberg, Jr.	By:	/s/ David E. Reiser
Charles T. Chrietzberg, Jr.		David E. Reiser
Chairman and Chief Executive Officer		Examining Officer